Exhibit 99.1


Modem Media Announces Shareholders' Proposed Sale of 7,200,000 Shares of its Common Stock

NORWALK, Conn.--(BUSINESS WIRE)--Nov. 18, 2003--Modem Media, Inc. (NASDAQ:
MMPT), an interactive marketing strategy and services firm, today filed a registration statement with the Securities and Exchange Commission for a proposed offering by shareholders to sell 7.2 million shares of its common stock.

The Interpublic Group of Companies, Inc. (NYSE: IPG) intends to offer approximately 7 million shares for sale in the public offering. Modem Media founder and chairman Gerald M. O'Connell intends to offer for sale approximately 150,000 shares in the offering, and director Robert Allen, a co-founder of the company, intends to offer for sale approximately 50,000 shares in the offering. In addition, Interpublic has granted the underwriters the right to purchase up to an additional 1,080,000 shares to cover over-allotments.

The underwriters for the offering are Jefferies & Company, Inc., William Blair & Company, L.L.C. and Friedman, Billings, Ramsey & Co., Inc.

Modem Media will not receive any of the proceeds from the sale of shares by the selling stockholders.

A registration statement relating to these securities has been filed today with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Printed copies of the preliminary prospectus relating to the offering may be obtained, when available, from Jefferies & Company, Inc., 520 Madison Avenue, 12th floor, New York, New York, 10022, telephone (212) 284-2550.

CONTACT: Modem Media
Frank Connolly, 203-299-7157
Regina Milano, 203-299-7333
or
Interpublic
Philippe Krakowsky, 212-399-8088

SOURCE: Modem Media, Inc.